SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No.   )


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      STANDEX INTERNATIONAL CORPORATION
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
   [x]   No fee required
   [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1) Title of each class of securities to which transaction applies:

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         (5)   Total fee paid:

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   [ ]   Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount previously paid:

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


[LOGO]


                                                 6 Manor Parkway
                                                 Salem, New Hampshire 03079



                                                         September 13, 2004



To the Stockholders of Standex International Corporation:

      You are cordially invited to attend the Annual Meeting of Stockholders of Standex International Corporation which will be held at Bank of America, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 26, 2004 at 11:00 a.m.

      We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please vote your proxy card promptly, in accordance with the instructions on the card, in order to ensure that your shares will be represented. If you do attend the meeting, you may vote your shares personally.

      This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

                                       Sincerely,


                                       /s/ Roger L. Fix

                                       Roger L. Fix
                                       President/Chief Executive Officer

[LOGO]


                                                 6 Manor Parkway
                                                 Salem, New Hampshire 03079


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The Annual Meeting of Stockholders of Standex International
Corporation (the "Company") will be held at Bank of America, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 26, 2004, at 11:00 a.m. local time for the following purposes:

      1. To fix the number of directors at thirteen and to elect two directors to hold office for one-year terms expiring in 2005; two directors to hold office for two-year terms expiring in 2006 and four directors to hold office for three-year terms ending on the date of the Annual Meeting of Stockholders in 2007;

      2. To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 2005; and

      3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Stockholders of record at the close of business on September 7, 2004 will be entitled to notice of and to vote at the meeting.

      Please vote by proxy using any one of the following methods:

      (a) Use the toll free telephone number shown on your proxy card or voting instructions form (if you receive proxy materials from a broker or a bank);

      (b) Visit the Internet Web site at: www.eproxyvote.com/sxi, or follow your broker's instructions relative to Internet voting; or

      (c) Mark, date, sign and mail your proxy card in the prepaid envelope provided.

                                       By Order of the Board of Directors,


                                       /s/ Deborah A. Rosen

                                       Deborah A. Rosen, Secretary

September 13, 2004
Salem, New Hampshire

                                  IMPORTANT

      IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                      STANDEX INTERNATIONAL CORPORATION

                               PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS
                              October 26, 2004

      This Proxy Statement is being furnished on or about September 13, 2004, in connection with the solicitation of proxies by the Board of Directors of Standex International Corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, October 26, 2004. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposal set forth in the Notice of Meeting.

      The election of Directors will require the affirmative vote of a plurality of the shares of Common Stock voting, in person or by proxy, at the Annual Meeting. The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as independent auditors will require the affirmative vote of a majority of the shares of Common Stock of the Company voting on the proposal, in person or by proxy, at the Annual Meeting. Stockholders may vote in favor of all nominees for Director, or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposal, stockholders should specify their choice on the enclosed form of proxy.

      Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.

      Any proxy may be revoked at any time before it is exercised by delivery of written notice to the Secretary of the Company or by executing a subsequent proxy.

      The Board of Directors has fixed September 7, 2004 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the record date, there were outstanding and entitled to vote 12,287,840 shares of the Common Stock of the Company. Each share is entitled to one vote.

      All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors and officers, without additional remuneration, may solicit proxies in person and by telecommunications. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this regard.

      To assure the presence in person or by proxy of the necessary quorum for holding the meeting, the Company has employed the firm of Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone, facsimile and personal interview for a fee estimated at approximately $5,000 plus disbursements.

                     PROPOSAL 1 - ELECTION OF DIRECTORS

      The persons named in the enclosed proxy will vote to fix the number of directors at thirteen and to elect as directors Thomas E. Chorman and Gerald H. Fickenscher for one-year terms expiring in 2005; Charles H. Cannon, Jr. and Christian Storch for two-year terms expiring in 2006; and William R. Fenoglio, Walter F. Greeley, Thomas L. King and Deborah A. Rosen for three-year terms expiring in 2007, unless authority to vote for the election of directors is withheld by marking the proxy to that effect. No proxy can be voted for a greater number of persons than the eight nominees named below.

      There are fewer nominees named below than the number of directors fixed pursuant to this proposal due to two resignations of directors and the expiration of one director's term of office. John Bolten, Jr., who was a founder of the Company and had been a director since 1955, elected to resign from the Board in May, 2004. C. Kevin Landry, a director who had served since 1975 and whose term was scheduled to expire at the Annual Meeting of Shareholders in 2006, elected to resign from the Board effective October 26, 2004. Both directors are resigning for personal reasons unrelated to the business of the Company. The Company is grateful to both directors for their dedicated service. David R. Crichton is a director whose term of office is scheduled to expire on the date of the Annual Meeting of Shareholders to which this Proxy Statement relates. The Corporate Governance/Nominating Committee of the Board of Directors is currently actively considering various potential candidates for nomination to the Board of Directors during the course of the upcoming fiscal year. Please see the Report of the Corporate Governance/Nominating Committee herein for additional information regarding the Committee's activities.

      In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable.

      Information about each director and nominee for director at July 31, 2004 follows:


    Nominee for Directors                           Principal Occupations During
          for Terms                                      Past Five Years and
       Expiring In 2005                              Certain Other Directorships
    ---------------------                           ----------------------------

Thomas E. Chorman                  President/Chief Executive Officer of Foamex International,
  Age 50                           Inc. (a manufacturer of comfort cushioning for the furnishings and automotive markets) from September, 2001 through the
                                   present; Chief Financial Officer of Ansell Healthcare (a
                                   manufacturer of surgical and medical examination gloves) from
                                   October, 2000 through August, 2001; Vice President of Finance of Armstrong World Industries Flooring Division (a manufacturer of residential and commercial flooring products) from
                                   September, 1997 through October, 2000.

                                   Director of Foamex International, Inc.

Gerald H. Fickenscher              Vice President-Europe, Middle East and Africa, Crompton
  Age 61                           Corporation (a specialty chemicals company) from 1994
                                   through September, 2003, when he retired; prior thereto, Chief
                                   Financial Officer of Uniroyal Chemical Corporation (a specialty chemicals manufacturer) from 1986 through 1994.





    Directors to Continue                           Principal Occupations During
     in Office for Terms                                 Past Five Years and
       Expiring In 2005                              Certain Other Directorships
    ---------------------                           ----------------------------

Roger L. Fix                       Chief Executive Officer of the Company since January
  Director Since 2001              2003; President of the Company since December 2001; Chief
  Age 51                           Operating Officer of the Company from December 2001 to
                                   December 2002; Chief Executive Officer, Chief Operating
                                   Officer and President of Outboard Marine Corporation
                                   (manufacturer of marine motors) from August 2000 to February
                                   2001; President and Chief Operating Officer of Outboard Marine
                                   Corporation from June 2000 to August 2000; Chief Executive of
                                   John Crane (a manufacturer of mechanical seals and associated products) from 1998 through June 2000; President-North America of John Crane from May 1996 to May 1998.

                                   As President and COO of Outboard Marine Corporation ("OMC")
                                   (June-August 2000), Mr. Fix completed a strategic review and commenced implementation of programs to address the financial crisis the company was and had been experiencing since about
                                   1997. Mr. Fix became CEO of OMC in August 2000. In December
                                   2000, at the direction of the investors, a voluntary petition in Bankruptcy pursuant to Chapter 11 of the U.S. Bankruptcy
                                   Code was filed for OMC. In August 2001, the case converted to a voluntary case under Chapter 7 of the U.S. Bankruptcy Code.

Daniel B. Hogan, J.D., Ph.D.       Managing Director, Fathers and Families (a nonprofit organi-
  Director Since 1983              zation advocating shared parenting) since October, 2003;
  Age 61                           President, The Apollo Group (management consultants) from March through October, 2003 and from 1991 through 2001; Associate,
                                   Stratin Consulting from October 1991 to February 2003;
                                   Associate, Department of Psychology, Harvard University from
                                   1996 through 2000.


    Nominee for Directors                           Principal Occupations During
          for Terms                                      Past Five Years and
       Expiring In 2006                              Certain Other Directorships
    ---------------------                           ----------------------------

Charles H. Cannon, Jr.             Senior Vice President of FMC Technologies, Inc. (a manu-
  Age 52                           facturer of systems and products for the energy, food
                                   processing and air transportation industries) since March,
                                   2004; Vice President of FMC Technologies, Inc. from February,
                                   2001 through February, 2004; prior thereto, Vice President and
                                   General Manager-FMC FoodTech and Transportation Systems Group.




    Nominee for Directors                           Principal Occupations During
          for Terms                                      Past Five Years and
       Expiring In 2006                              Certain Other Directorships
    ---------------------                           ----------------------------

Christian Storch                   Vice President/Chief Financial Officer of the Company since
  Age 44                           November, 2001; Treasurer of the Company since November, 2003;
                                   Manager of Corporate Audit of the Company from July, 1999 to
                                   November, 2001; prior thereto, Divisional Financial Director and Corporate Controller at Vossloh AG (a global technology company operating in the rail infrastructure, motive power and information technology industries).


    Directors to Continue                           Principal Occupations During
     in Office for Terms                                 Past Five Years and
       Expiring In 2006                              Certain Other Directorships
    ---------------------                           ----------------------------

H. Nicholas Muller, III, Ph.D.     President and CEO of The Frank Lloyd Wright Foundation
  Director Since 1984              (a foundation promoting the work of Frank Lloyd Wright) from
  Age 65                           May 1996 through March 2002.

Edward J. Trainor                  Chairman of the Board of Directors of the Company since
  Director Since 1994              December 2001; Chief Executive Officer of the Company
  Age 64                           from July 1995 to December 2002; President of the Company
                                   from July 1994 to December 2001.

                                   Director of Mestek, Inc.



    Nominee for Directors                           Principal Occupations During
          for Terms                                      Past Five Years and
       Expiring In 2007                              Certain Other Directorships
    ---------------------                           ----------------------------

William R. Fenoglio                President and CEO of Augat, Inc. (a manufacturer of
  Director Since 1997              electronic components) from 1994 through 1996.
  Age 65
                                   Director of IDG, Inc.

Walter F. Greeley                  Vice President and General Counsel of Surface Coatings,
  Director Since 1989              Inc. from 1990 to the present; Chairman, High Street
  Age 73                           Associates, Inc.(a management and acquisition group)
                                   from 1988 to 2001.

Thomas L. King                     Vice Chairman of the Board of the Company since December
  Director Since 1970              2001; Chairman of the Board of the Company from January
  Age 74                           1992 to December 2001.

Deborah A. Rosen                   Chief Legal Officer of the Company since October 2001; Vice
  Director Since 2001              President of the Company since July 1999; General Counsel
  Age 49                           of the Company from January 1998 to October 2001; Secretary of the Company since October 1997.

Determination of Independence

      In July, 2003, the Board of Directors adopted Corporate Governance Guidelines, which are available under the heading "Corporate Governance" on the Company's web site at www.standex.com. Under these Guidelines, the Board requires that at least a majority of directors be "independent" as defined by the New York Stock Exchange ("NYSE") listing standards. Pursuant to the NYSE standards, the Board has undertaken an analysis of "independence" as the criteria apply to each director and nominee for director.

      The NYSE rules require that, in order to be considered independent, each director or nominee have no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company), nor may any director or nominee have any prohibited relationships, such as certain employment relationships with the Company, its independent auditor or another organization in business with the Company.

      The Board has affirmatively determined that the following directors and nominees, comprising all of the non-management directors and nominees, are independent: Messrs. Cannon, Chorman, Fenoglio, Fickenscher, Greeley, Hogan, King and Muller.

      In determining that Mr. King is independent under the NYSE standards, the Board assessed Mr. King's prior service to the Company, including terms as President, Treasurer, COO and CEO. Mr. King has been retired from the Company since 1995 and has not received direct compensation for services to the Company (except for pension, other employee benefits to which he is entitled as a retired employee and director's fees) since June, 1998. The Board determined that despite the historical status of Mr. King as an executive of the Company, he maintains no relationship of any kind with the Company (other than as a director), and thus his ability to carry out his duties and responsibilities as a disinterested, independent director is in no way impaired.

      In assessing Mr. Hogan's independence, the Board considered that Mr. Hogan is the son of Daniel E. Hogan, who was a co-founder of the Company and served in various capacities with the Company (including terms as President and CEO) through July, 1985. Daniel E. Hogan served as a consultant to the Company from July, 1985 until his death in 1991. The Board determined that this familial relationship between Director Daniel B. Hogan, who has never been employed by the Company, and Company co-founder Daniel E. Hogan did not create a relationship between Mr. Hogan and the Company which in any way compromised the exercise of his disinterested and independent judgment as a director, and thus concluded that he is independent within the meaning of the NYSE rules.

      The remaining Board members and nominees were determined by the Board not to be independent due to their status as currently employed executives of the Company (in the case of Mr. Fix, Ms. Rosen and Mr. Storch) or due to the receipt of direct compensation from the Company in excess of $100,000 per year (in the case of Mr. Trainor, pursuant to a two-year Consulting Agreement effective January 1, 2003 and discussed in the proxy statement for fiscal year 2003).

      The Board will continue to monitor all of its members' activities on an ongoing basis to insure the independence of a majority of the Company's directors.

                       STOCK OWNERSHIP IN THE COMPANY

Stock Ownership by Directors, Nominees for Director and Executive Officers

      The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of July 31, 2004 of each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group:


                                            Beneficial Ownership (1)
                                           ---------------------------
                                                           Percent of
                                             No. of       Outstanding
                  Name                       Shares       Common Stock
                  ----                       ------       ------------

  Charles H. Cannon, Jr.                       700             **
  Thomas E. Chorman                              0             **
  David R. Crichton                          1,000             **
  William R. Fenoglio                        2,000             **
  Gerald H. Fickenscher                          0             **
  Roger L. Fix                              42,466(2)          **
  Walter F. Greeley                          2,500             **
  Daniel B. Hogan, Ph.D.                    93,444(3)          **
  Thomas L. King                            12,716             **
  C. Kevin Landry                            5,368             **
  H. Nicholas Muller, III, Ph.D.             6,130             **
  Deborah A. Rosen                          37,283(2)          **
  Randy L. Scott                             2,505             **
  Duane L. Stockburger                      21,018(2)          **
  Christian Storch                           6,442(2)          **
  Edward J. Trainor                         52,442(2)          **
  All Directors and Executive Officers     307,740            2.5
   as a Group (19 Persons)

--------------------
**    Less than 1% of outstanding Common Stock.
<F1>  As used herein, "beneficial ownership" means the sole or shared power to vote, and/or the sole or shared investment power with respect to shares of Common Stock. The directors have sole voting and investment power with respect to the shares shown as beneficially owned by them except for: 2,000 shares for Mr. Fenoglio; 1,300 shares for Mr. Greeley; 4,000 shares for Mr. Landry; and 25,457 shares for Mr. Trainor, which are jointly held with their respective spouses. The shares owned by spouses or minor children of certain directors have not been included because the respective directors have disclaimed beneficial interest in the shares. These shareholdings are: Mr. Hogan's minor children (4,000), and Mrs. Landry and their children (53,066).
<F2>  The numbers listed include estimates of the shares held in the
      Employees' Stock Ownership ("ESOP") portion of the Standex Retirement Savings Plan at June 30, 2004, which are vested to the accounts of Ms. Rosen and Messrs. Stockburger and Storch. Messrs. Fix and Scott are not yet vested to the ESOP. These individuals have voting power over the shares allocated to them in this Plan. In the event of a tender or exchange offer for the Common Stock of the Company, these individuals (along with all other participants) will determine, on a confidential basis, whether the Common Stock held in their accounts should be tendered or exchanged.

                   (footnotes continued on following page)




      The number of ESOP shares included above may differ slightly from the ESOP shares reported on Form 4s and filed with the Securities and Exchange Commission, due to the Company's adoption in April 2002 of unitized accounting for the ESOP, under which each participant is allocated a number of units (comprised of Company shares plus between 0% and 3% of their ESOP investment in cash), rather than a defined number of Company ESOP shares.
      The numbers also include the following shares which are capable of being purchased by exercise of stock options or will be converted from restricted stock units into shares of common stock within 60 days of July 31, 2004: Mr. Fix (5,560); Ms. Rosen (5,116); Mr. Storch (2,514); and Mr. Stockburger (2,720).
<F3>  The number includes two trusts holding 62,188 and 28,710 shares respectively, of which Mr. Hogan is a trustee.

                            --------------------

Stock Ownership of Certain Beneficial Owners

      The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of July 31, 2004.


                                                             Beneficial Ownership
                                                          ---------------------------
                                                                         Percent of
                  Name and Address                          No. of       Outstanding
                 of Beneficial Owner                        Shares       Common Stock
                 -------------------                        ------       ------------

American Express Trust Company                            953,331(1)        7.76%
  American Express Financial Corporation as trustee
  of the Standex International Corporation Retirement
  Savings Plan Trust (formerly the Employees' Stock
  Ownership Trust)
  1200 Northstar West
  Minneapolis, MN 55440-0534

Wedge Capital Management LLP                              905,625(2)        7.42%
  2920 One First Union Center
  301 South College Street
  Charlotte, NC 28202-6002

--------------------
<F1>  This number includes shares allocated to participating employees'
      accounts over which such participants have sole voting power. Beneficial ownership shown is as set forth in American Express Trust Company's most recently filed statement on Form 13D as of March 31, 2004.
<F2>  Wedge Capital Management LLP is an investment advisory company registered under Section 203 of the Investment Advisers Act of 1940. It manages funds for clients. Its beneficial ownership as set forth in its most recent statement on Form 13G, filed as of February 2, 2004, consists of 905,625 shares over which it has sole power to vote or to direct the vote.

                              PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Company's Common Stock as of the end of each of the last five fiscal years, with the cumulative total stockholder return on the Standard & Poor's Small Cap 600 (Industrial Segment) Index and on the Russell 2000 Index, assuming an investment of $100 in each at their closing prices on June 30, 1999 and the reinvestment of all dividends.

                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
       AMONG STANDEX INTERNATIONAL CORPORATION, THE RUSSELL 2000 INDEX
             AND THE S & P SMALLCAP 600 INDUSTRIAL SECTOR INDEX


                                                           Cumulative Total Return
                                         -------------------------------------------------------------
                                          6/99       6/00       6/01       6/02       6/03       6/04

STANDEX INTERNATIONAL CORPORATION        100.00      60.38      93.44     103.10      89.65     120.00
RUSSELL 2000                             100.00     114.32     115.07     105.09     103.37     137.86
S & P SMALLCAP 600 INDUSTRIAL SECTOR     100.00      90.25     103.44     108.04      92.79     129.60

                    REPORT OF THE COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is comprised of three individuals, all determined by the Board to meet the criteria for "independence" set forth under the rules of the New York Stock Exchange. It has responsibility for establishing, monitoring and administering the Company's executive compensation program. That program applies to the Company's Chief Executive Officer, all other executive officers of the Company, all division presidents, and those other management-level employees who the Committee, upon the recommendation of the Chief Executive Officer, elects to include. The Committee's duties and responsibilities are described in greater detail in its charter adopted by the Board of Directors. Shareholders and others may access the charter through the Corporate Governance section of the Company's website, found at www.standex.com.

      The Committee has adopted a policy regarding executive compensation to maintain a program (1) sufficient to attract, retain and motivate the level of executive talent necessary to successfully manage and drive the performance of a diverse and complex company, and
(2) that provides substantial incentives for those executives to achieve specified financial and strategic business objectives which the Committee believes create shareholder value. The Committee seeks to achieve the foregoing through a balanced mix of base salary and short and long-term incentive compensation, paid partly in cash and partly in stock.

      To insure that the Company provides a competitive executive compensation program, the Committee compares the Company's program with those provided by two other groups of companies. One is a relatively small group of peer companies comparable to the Company in size, type of business and level of complexity. The second is a broader group of several hundred industrial companies with sales of between approximately $250 million and $1 billion. Many of these companies may have characteristics different from the Company, but the Committee views them as a relevant comparison group, because the Company competes with them for talent. To check its compensation levels against those of the companies in the comparison groups, the Committee reviews market survey data prepared by independent consulting firms regarding the compensation, both in total and by component, paid by companies in both groups, other published studies describing the compensation practices of industrial companies in both groups, and specific information on pay practices for executive positions in peer organizations of comparable size, business diversity and complexity.

      The Committee frequently reviews the program and considers appropriate changes. It undertook a review of the program during the early part of fiscal year 2004, with the assistance of an independent compensation consultant. This report describes the elements of the program and the changes made to each of the elements as a result of the review. The report also provides detail regarding each element of the compensation received by the Chief Executive Officer of the Company in fiscal year 2004.

Base Salary

      The Committee seeks to provide base salaries for the Company's senior executives at a level that allows the Company to attract and retain superior executive talent capable of managing and driving the performance of a diverse and complex company with varied types of business operations. As a result of the recent review of its compensation practices, the Committee has determined that the target base salaries for executives in the Company in the future should be at approximately the 50th percentile of those paid by companies in the comparison groups of companies used by the Committee to benchmark its compensation levels. This represents a change from prior practice, which targeted base salary in the 60th to the 75th percentile range of those in the comparison groups. The Committee intends to increase the percentage of an executive's total compensation opportunity tied to performance-based incentives, which it deems a better way to attract, retain and motivate talented executives than offering above-market base salaries. While the Committee strives to provide base salary at the median level, it does not intend to adhere to a rigid, formulaic approach and will also take into account factors such as an individual's background, experience, relevant personal and professional skills, and internal Company equity.

Incentive Compensation

      The Committee believes that an appropriate incentive compensation program is an essential part of motivating the Company's executives to enhance the performance of the Company and thus build shareholder value. As part of its review of the Company's overall executive compensation program, the Committee made changes to the incentive compensation component of the program that it believes will make the program more competitive and will provide incentives to meet the performance objectives identified as most critical to the success of the Company. The program continues to provide for a mix of short and long-term incentive compensation in both cash and equity-based forms. The Committee believes that the latter directly aligns the interests of the Company's executives with those of shareholders.

SHORT-TERM INCENTIVE COMPENSATION
---------------------------------

Annual Cash Payments

      The annual incentive compensation program provides an annual bonus opportunity to the Company's senior executives and to about 800 employees in total. The amount of bonus payable to a particular executive depends upon two variable factors - (1) the extent to which the Company, or a particular division for division presidents and their key executives, achieves the financial and strategic performance goals set each year under the Balanced Performance Plan ("BPP") process utilized by the Company, and
(2) the executive's "target" bonus, a percentage of base salary. The Committee intends to set these targets such that if met, the bonus compensation for the executives covered under the program will be above the median relative to the bonus compensation provided by the comparison groups.

Financial and Strategic Performance Goals

      Under the BPP process, the Committee, after discussion and consultation with management, sets specific financial and strategic performance targets each year for the Company and each of its operating groups and divisions. Although the Committee has the discretion to select the criteria it believes appropriate, it has consistently in recent years, including fiscal year 2004, selected revenues, earnings from continuing operations and operating cash flow as the measures used to judge financial performance. The measures of strategic performance will vary from year to year, depending upon the Committee's determination of the business imperatives of the Company and its operating groups and divisions for a particular year. For fiscal year 2004, the measures adopted by the Committee for the Company as a whole included key elements of the Company's "focused diversity" strategy, including the completion of previously-announced restructuring, realignment and consolidation programs and progress in the making of certain acquisitions and divestitures, as well as the attainment of a defined set of operational improvements. The Committee approves related strategic goals for each of the operating groups and divisions of the Company.

      The percentage of an executive's target bonus attributable to financial versus strategic performance can vary from year to year, at the discretion of the Committee. For fiscal year 2004, 60 percent of each executive's target bonus was tied to financial performance measures. The amount of bonus attributable to financial performance can be more or less than the amount of target bonus attributable to financial performance, depending upon whether actual financial performance exceeds or falls short of the targets. The amount of bonus attributable to strategic performance can be less than, but not more than, the amount of target bonus attributable to strategic performance. Executives must meet minimum threshold performance levels before receiving any bonus.

Individual Target Bonuses

      The Committee assigns to each executive to whom the program applies a target bonus each year. The target bonus equals a percentage of each executive's base salary. The percentage will vary among executives, with higher percentages applying to executives with greater levels of responsibility.

MSPP Shares

      Because of the Committee's belief that a significant portion of the incentive compensation paid to the Company's senior executives relates directly to the equity performance of the Company, at least 20 percent of the dollar amount of an executive's annual incentive compensation payment must be used to purchase restricted stock units pursuant to the Management Stock Purchase Program ("MSPP"). Executives may elect to use up to 50 percent of their annual incentive payment to acquire restricted stock units under the MSPP. They must make the election prior to the beginning of the fiscal year in which they earn the incentive compensation. They will acquire restricted stock units with these funds at a 25 percent discount from the "fair market value" of the Company's stock, which is defined to mean the lower of the closing price of the Company's stock on either the date of acquisition of the restricted stock units or the last trading day of the fiscal year in which the incentive compensation used to fund the acquisition is earned. The acquisition, the terms of which are determined by the Committee, is generally made immediately following payment of the annual incentive compensation, which takes place in mid-September of the year following the fiscal year in which it was earned. Restricted stock units acquired under the MSPP vest three years from the date on which they are acquired, at which time shares of Company stock equal to the number of restricted stock units will be distributed to participants who remain employed by the Company. Dividends equal to the amount of common stock dividends will accrue during the three-year vesting period and will be paid in cash at the end of the three-year vesting period on the restricted stock units held under the MSPP.

LONG-TERM INCENTIVE COMPENSATION
--------------------------------

      The Committee believes that incentives based upon the longer-term performance of the Company are an important component of an executive compensation program. The Company's program provides that executives are granted a long-term incentive award each year, the ultimate value of which will depend upon the stock price and financial performance of the Company over the longer term. The Committee intends to set the value of an executive's long-term incentive award, if the executive meets the performance targets, between the 60th and 75th percentile of the long-term incentive compensation opportunities provided by the comparison groups of companies. In fiscal year 2004, however, the Committee approved grants generally at values not above the median level for those companies.

      The Committee has made a significant change to the form of one component of the long-term incentive compensation plan. Until fiscal year 2004, executives were granted the long-term incentive award partly in the form of stock options and partly in the form of "performance share units" ("PSUs"). The Committee has determined, however, that making restricted stock grants to its executives would better serve the ongoing interests of the Company and its stockholders than would a continuation of the practice of making annual stock option grants. One consideration used by the Committee in making this determination was the possibility of a change in accounting rules that would require the expensing of stock options. Another, more significant factor was the fact that the grant of restricted stock results in less dilution to the Company's shareholders, since each share of restricted stock granted has significantly more value than does each option granted, thus resulting in the need to issue fewer shares of stock to provide the same incentive.

      The Committee has the discretion to determine the percentage of an executive's long-term incentive compensation award made in restricted stock and the percentage made through the grant of PSUs. For fiscal year 2004, executives received 50 percent of the value of the award in restricted stock grants, and the remaining 50 percent in PSU grants. Awards of both restricted stock and PSUs (as well as MSPP shares and other stock-based compensation) are made under the 1998 Long Term Incentive Plan, which has received shareholder approval.

Performance Share Units

      The Committee has determined PSUs to be an important part of the long-term executive compensation program, because they combine the achievement of long-term financial goals with improvements in the Company's stock price. Under this component of the program, executives receive awards of a certain number of PSUs at the beginning of each fiscal year. Shares of Company stock equal to the number of PSUs granted will be delivered to the executive at the end of a three-year "performance period," if they have achieved specified financial goals established at the time of grant at the end of the performance period, and if the executive remains employed by the Company. The number of shares of Company stock delivered to an executive at the end of the performance period can be more than the number of PSUs awarded (up to twice the number of PSUs awarded), or less, depending upon whether actual performance exceeds or falls short of the performance goals. If actual performance does not meet a specified minimum level of performance, the executive will receive no shares at the end of the performance period.

      The Committee has the discretion to establish different performance goals for each performance period. For PSUs granted in fiscal year 2004 for the July 2003-June 2006 performance period, the performance goal established by the Committee is a specified level of the compound annual growth rate in earnings per share. This is different from the performance goals established for the July 2001-June 2004 and July 2002-June 2005 performance periods, which were tied to improvements in return on total capital and growth in operating income. The Committee made the change because of its conclusion that a stronger correlation exists between the Company's longer-term stock price and its level of earnings per share than exists between longer-term stock price and improvements in return on total capital and growth in operating income. The minimum performance goals established for the 2001-2004 performance period were not met, so no shares were distributed to any executives for PSUs granted for that performance period. The awards of PSUs to the Named Executives in fiscal year 2004, including the Chief Executive Officer, are set forth in the Long Term Incentive Plan Awards in Fiscal 2004 Table on page 17 of this proxy statement.

Restricted Stock Grants

      As described above, the Committee has determined to replace stock options with grants of restricted stock as the second component of the long-term incentive award. Although the Committee has discretion under the terms of the 1998 Long Term Incentive Plan with respect to the terms of restricted stock granted under the Plan, all of the shares awarded by the Committee in fiscal year 2004 will become vested once three years have elapsed from the date of the grant. Dividends, accrued over the three-year vesting period, are paid in cash immediately upon full vesting. The shares are forfeited if the grantee is no longer employed at the end of the three-year period, except for specified reasons. Restricted stock grants made to the Named Executives, including the Chief Executive Officer, in fiscal year 2004 appear in the Summary Compensation table on page 14 of this proxy statement.

Fiscal Year 2004 Compensation of the Chief Executive Officer

      The compensation for Mr. Fix for fiscal year 2004 was determined on the same basis as for all other executives of the Company. As a result, consistent with a wage freeze put in place for all salaried employees of the Company during fiscal year 2004, Mr. Fix's salary was frozen at $600,000 through all of fiscal year 2004. His annual incentive compensation for fiscal year 2004 was determined to be $402,600, based upon a target bonus equal to 50 percent of base salary, and the level of attainment by the Company of the financial and strategic performance targets set for the Company by the Committee. The financial performance targets were exceeded, and the strategic performance targets fully met. Mr. Fix elected prior to the beginning of fiscal year 2004 to use 25 percent of his bonus for that year to purchase MSPP shares.

      The Committee awarded Mr. Fix 7,900 shares of restricted stock under the 1998 Long Term Incentive Plan in fiscal year 2004, determined in accordance with the same formula as applied to all other executives participating in the Plan. Mr. Fix was also granted 7,900 PSUs in fiscal year 2004.

Policy on Deductibility of Compensation

      The tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers is limited by Section 162(m) of the United States Internal Revenue Code (the "Code"). "Performance-based" compensation, as defined in the Code, may be excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals set out in writing within 90 days after the beginning of the plan year to which the goals apply, and if the compensation is paid under a plan approved by shareholders. The Company does not have a formal policy of avoiding the limitation on deductibility. Therefore, it may choose to do so if it determines such action to be in the business interests of the Company.

                                       Compensation Committee
                                       Walter F. Greeley, Chairman
                                       Daniel B. Hogan
                                       H. Nicholas Muller, III

                           EXECUTIVE COMPENSATION

      The following table shows for fiscal years ending June 30, 2004, 2003 and 2002, the cash compensation as well as certain other compensation, paid to the Company's chief executive officer and the four other most highly compensated executive officers, other than the chief executive officer, who were serving as executive officers ("the named executive officers") during the fiscal year ending June 30, 2004.

                         SUMMARY COMPENSATION TABLE


                                                                                Long Term Compensation
                                                                       -----------------------------------------
                                        Annual Compensation                      Awards                Payouts
                                 ---------------------------------     --------------------------      -------
                                                                       Restricted      Securities
                                                                          Stock        Underlying        LTIP         All Other
          Name and               Fiscal                    Bonus         Awards        Options /       Payouts       Compensation
     Principal Position           Year      Salary($)      ($)(2)          ($)          SARs(#)          ($)            (6)(7)
     ------------------          ------     ---------      ------      ----------      ----------      -------       ------------

Roger L. Fix                      2004      $600,000      $301,950     $327,434(3)          -0-       $   -0-           $3,934
  President/CEO                   2003      $562,500      $150,000     $ 66,667(4)      27,800        $   -0-           $  235
                                  2002      $291,667      $ 93,750     $577,916(5)      26,200        $   -0-           $  -0-

Deborah A. Rosen                  2004      $245,000      $105,212     $101,113(3)         -0-        $   -0-           $4,030
  Vice President/CLO              2003      $240,500      $ 52,240     $ 17,413(4)       9,100        $11,012(4)        $5,235
                                  2002      $223,250      $ 32,800     $ 10,933(5)       7,400        $   -0-           $6,919

Christian Storch                  2004      $240,000      $103,065     $ 97,951(3)         -0-        $   -0-           $3,996
  Vice President/CFO              2003      $230,000      $ 51,120     $ 17,040(4)       9,300        $   -0-           $5,089
                                  2002      $187,917      $ 28,000     $  9,333(5)       5,400        $   -0-           $6,436

Duane Stockburger(1)              2004      $225,000      $ 75,568     $104,331(3)         -0-        $   -0-           $3,934
  Vice President/Food Service
  Equipment Group

Randy Scott(1)                    2004      $225,000      $ 82,800     $ 88,750(3)         -0-        $   -0-           $  118
  Vice President/Consumer
  Group

--------------------
<F1>  Mr. Stockburger became Vice President of the Food Service Equipment
      Group in January, 2003. Mr. Scott joined the Company as Vice President of the Consumer Group and President of Standard Publishing in December, 2002.
<F2>  The amounts disclosed represent the amount of annual bonus incentive earned in fiscal year 2004 which was paid in cash. Annual bonus incentive is based on performance in the year shown, but is determined and paid during the following year. A portion of the total bonus earned by each named executive will be used to purchase restricted stock units ("RSUs") under the Management Stock Purchase Plan ("MSPP") at a 25% discount from fair market value on either the date of grant or the last day of the fiscal year in which the incentive was earned (see the Compensation Committee Report on Page 9 of this proxy statement for additional details). Under the MSPP, each participant is required to defer not less than 20% and no more than 50% of the amount received as annual bonus incentive for the purchase of RSUs. RSUs are subject to a three-year cliff vesting period from the date of acquisition. Executives must be then-currently employed by the Company on the date of vest to receive the RSUs. Dividends accrue and are paid in the form of cash on the vesting date. For 2004, the percentage deferred will be as follows: Mr. Fix: 25%; Ms. Rosen and Mr. Storch: 20%; Mr. Stockburger: 30%; Mr. Scott: 20%. RSUs will be purchased in or about mid-September, 2004 utilizing the deferred amounts noted in footnote (3) herein. The amounts disclosed in this column represent that portion of each named executive officer's bonus that was not deferred into the MSPP. The deferred portion, including the value of the 25% discount, is disclosed in the column entitled Restricted Stock Awards (see footnote 3 below).

                   (footnotes continued on following page)




<F3>  Amounts disclosed in this column for fiscal year 2004 represent the value of restricted stock awards which were granted under the 1998 Long Term Incentive Plan to the named executive officers on October 1, 2003. The value is calculated by multiplying the closing market price on the date of the grant ($24.46) by the number of shares awarded, which were as follows: for Mr. Fix: 7,900; Ms. Rosen: 2,700; Mr. Storch: 2,600; Mr. Stockburger: 2,500; Mr. Scott: 2,500. The stock awarded will cliff-vest after three years, and recipients must be employed at the date of vest in order to receive the restricted stock. Dividends accrue during the vesting period, after which they are paid in cash at the date of vest.
      In addition, the amount disclosed in this column consists of the deferred bonus portion and the dollar value of the 25% discount from fair market value of the RSUs acquired in or about mid-September, 2004 (see footnote 2 above). The deferred portion of the bonus for each named executive is as follows: Mr. Fix: $100,650; Ms. Rosen:
      $26,303; Mr. Storch: $25,766; Mr. Stockburger: $32,386; Mr. Scott:
      $20,700. "Fair market value" is defined under the MSPP as the lower of the price of the Company's stock on either the last day of the applicable fiscal year or the date on which the RSUs are acquired by the named executives (typically in or about mid-September in a given year). For 2004, the dollar value of the RSUs acquired at a 25% discount is as follows: for Mr. Fix: $134,200; for Ms. Rosen:
      $35,070; for Mr. Storch: $34,354; for Mr. Stockburger: $43,181; for Mr. Scott: $27,600. Please note that if the "fair market value" of the Company's stock on the last day of the applicable fiscal year is lower than on the date on which the RSUs are actually acquired, the discount will effectively be greater than 25%, and the value to the named executives will be greater than is shown in the Table. Any such additional RSUs acquired as a result will be reflected in subsequent years in the footnotes to the Table in connection with the aggregate number of unvested shares of restricted stock held by each executive as of the end of the fiscal year.
      At June 30, 2004, each named executive held the following aggregate number of unvested shares of restricted stock (consisting of restricted stock grants, RSUs acquired under the MSPP and performance share units [PSUs] granted under the 1998 Long Term Incentive Plan), which shares had the value set forth below based upon the closing price of the Company stock ($27.20) on June 30, 2004: Mr. Fix: 57,656 shares with a value of $1,568,243; Ms. Rosen: 13,275 shares with a value of $361,080; Mr. Storch: 12,630 shares with a value of $343,536; Mr. Stockburger: 11,212 shares with a value of $304,966; Mr. Scott: 7,880 shares with a value of $214,336. None of the shares will vest in less than three years from the date on which they were awarded. Dividends accrue and are paid in cash at the vesting date with respect to the following number of shares for each named executive: Mr. Fix: 28,156; Ms. Rosen: 4,075; Mr. Storch: 4,130; Mr.
      Stockburger: 4,412; Mr. Scott: 2,880. The remaining shares represent PSUs on which dividends are not payable.
<F4>  The amount disclosed consists of the deferred bonus portion and the dollar vaue of the 25% discount from fair market value of the RSUs acquired pursuant to the MSPP on September 12, 2003. The actual acquisition price for each RSU was $15.75, 25% below the fair market value of $21.00 (the closing price on the last day of the fiscal year). For fiscal year 2003, Mr. Fix deferred $50,000 and received 3,174 RSUs; Ms. Rosen deferred $13,060 and received 829 RSUs; and
      Mr. Storch deferred $12,780 and received 811 RSUs. No restricted stock was awarded to any of the named executives under the Long Term Incentive Plan in fiscal year 2003. In addition, the amount reflected for Ms. Rosen represents the dollar value of RSUs acquired on September 10, 1999 pursuant to the MSPP that vested on September 10, 2002. Pursuant to this vesting, Ms. Rosen acquired 511 shares of Company stock.
<F5>  The amount disclosed consists of the deferred bonus portion and the dollar value of the 25% discount from fair market value of the RSUs acquired pursuant to the MSPP on September 13, 2002. The RSUs were acquired for $15.0075 per RSU, 25% below the $20.01 closing price on that date, which was the "fair market value" under the MSPP. For fiscal year 2002, Mr. Fix deferred $31,250 and received 2,082 RSUs; Ms. Rosen deferred $8,200 and received 546 RSUs; and Mr. Storch deferred $7,000 and received 466 RSUs. In addition, the amount shown for Mr. Fix reflects a grant of 25,000 shares of restricted stock made under the 1998 Long Term Incentive Plan on December 3, 2001, when he became employed by the Company. The price of the stock on the date of the grant was $21.45. 40% of this grant vested on December 3, 2003. The remainder will vest in three equal annual installments on December 3, 2004, 2005 and 2006.

                   (footnotes continued on following page)




<F6>  All other compensation includes contributions made by the Company to the Standex Employees' Stock Ownership Plan ("ESOP"), a defined contribution plan that was merged along with the Company's 401(k) Plan into the Standex Retirement Savings Plan in fiscal 2000. No Company contribution was made to the ESOP in fiscal 2004. However, forfeiture shares were allocated to each named executive's account with the approximate following values: $185 for Mr. Fix, Ms. Rosen, Mr. Storch and Mr. Stockburger and $118 for Mr. Scott. For fiscal year 2003, the approximate forfeiture share waivers were $235 for Mr. Fix, Ms. Rosen and Mr. Storch. Estimates of the aggregate amounts contributed to this Plan during fiscal 2002 were $2,669 for Ms. Rosen and Mr. Storch.
<F7>  Included in this column are contributions to the Company's 401(k)
      portion of the Standex Retirement Savings Plan as follows: for 2004:
      $3,750 for Mr. Fix; $3,845 for Ms. Rosen; $3,812 for Mr. Storch; and $3,750 for Mr. Stockburger. For 2003: $5,000 for Ms. Rosen and $4,854 for Mr. Storch; for 2002: $4,250 for Ms. Rosen and $3,767 for Mr. Storch.

                            --------------------

      The following table provides information on stock options exercised during fiscal 2004 and options outstanding on June 30, 2004.

               AGGREGATED OPTION/ SAR EXERCISES IN FISCAL 2004
                      AND FISCAL YEAR END OPTION VALUES


                                                                   Number of Securities           Value of Unexercised
                                                              Underlying Unexercised Options     In-the-Money Options at
                                                                    at Fiscal Year End            Fiscal Year End($)(2)
                      Shares Acquired          Value                 Exercisable/(E)                 Exercisable/(E)
      Name            on Exercise (#)     Realized ($)(1)           Unexercisable/(U)               Unexercisable/(U)
      ----            ---------------     ---------------     ------------------------------     -----------------------

Roger L. Fix              10,480              74,198                     5,560(E)                      $15,902(E)
                                                                        37,960(U)                      $84,200(U)

Deborah A. Rosen             -0-                 -0-                    21,500(E)                      $30,951(E)
                                                                        16,260(U)                      $52,354(U)

Christian Storch           6,720              62,283                       -0-(E)                      $   -0-(E)
                                                                        11,480(U)                      $37,205(U)

Duane Stockburger            -0-                 -0-                     9,960(E)                      $19,570(E)
                                                                         8,340(U)                      $26,770(U)

Randy L. Scott               -0-                 -0-                       -0-(E)                      $   -0-(E)
                                                                           -0-(U)                      $   -0-(U)

--------------------
<F1>  Value Realized equals the fair market value of underlying securities at time of exercise, minus the exercise price, multiplied by the number of shares acquired without deducting for taxes paid by the employee.
<F2>  Calculated based on June 30, 2004 market price of $27.20 less the price to be paid upon exercise.

      The following table provides information on Performance Share Units awarded under the 1998 Long Term Incentive Plan during fiscal 2004.

               LONG TERM INCENTIVE PLAN AWARDS IN FISCAL 2004


                                                                        Estimated
                                                                     Future Payouts
                                                                     Under Non-Stock
                                              Performance or        Price-Based Plans
                             Number of      Other Period Until      (Target Number of
                            Performance         Maturation          Performance Share
            Name            Share Units         or Payout               Units(1))
            ----            -----------     ------------------      -----------------

      Roger L. Fix             7,900        July 2003-June 2006           7,900
      Deborah A. Rosen         2,700        July 2003-June 2006           2,700
      Christian Storch         2,600        July 2003-June 2006           2,600
      Duane Stockburger        2,500        July 2003-June 2006           2,500
      Randy L. Scott           2,500        July 2003-June 2006           2,500

--------------------
<F1>  In fiscal year 2004, the Compensation Committee (the "Committee")
      authorized the award under the 1998 Long Term Incentive Plan of Performance Share Units ("PSUs"). The PSUs earned by the named executives at the end of the three-year performance cycle will be determined by the Board of Directors upon the recommendation of the Committee. One PSU represents one share of Company Common Stock set aside and designated as a PSU. At the end of fiscal year 2006, Company performance goals will be examined to determine whether the Company's long-term goals have been met such that PSUs may be distributed. The performance goal established by the Committee is a specified level of compound annual growth rate in earnings per share. The Committee has the discretion to amend the performance measures under the PSU program. Performance will vary depending upon results measured by the Committee which could result in none of the PSUs being distributed at the end of the three-year performance cycle. The performance goals contain a 10% threshold goal and a 200% of award superior goal as it relates to earnings per share. The threshold and maximum amounts which may be distributed cannot be quantified with certainty at this time. Recipients of the PSUs do not receive dividend rights until such time as the shares underlying the PSUs have been issued. There are no holding restrictions on the Company stock once the PSUs are distributed.

Pension Plan Table

      The following table shows the estimated annual benefits payable upon retirement for the named executive officers in the Summary Compensation Table and years of service classifications indicated under the Company's retirement plans:


                                             Years of Service
                               ---------------------------------------------
      Average Compensation       10           20           25          30
      --------------------       --           --           --          --

             200,000            27,000       54,000       67,500      81,000
             300,000            40,500       81,000      101,250     121,500
             400,000            54,000      108,000      135,000     162,000
             500,000            67,500      135,000      168,750     202,500
             600,000            81,000      162,000      202,500     243,000
             700,000            94,500      189,000      236,250     283,500
             800,000           108,000      216,000      270,000     324,000
             900,000           121,500      243,000      303,750     364,500
           1,000,000           135,000      270,000      337,500     405,000
           1,100,000           148,500      297,000      371,250     445,500
           1,200,000           162,000      324,000      405,000     486,000

      Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts. Participants receive a pension based upon average compensation in the three highest consecutive calendar years multiplied by the number of years of service, times 1.35%. Since July 1, 2002, accrual rates under the Company's qualified retirement plan for certain named executives in the Summary Compensation Table are 3.85% for Mr. Fix and 1.35% for all other named executives in the Summary Compensation Table. In addition, participants who were ever employed by the Company in the position of Corporate Vice President, Senior Vice President, Executive Vice President, General Counsel, Group Vice President or Division Presidents receive an accrual rate of 1.35%. Average annual compensation is determined by adding the three highest consecutive years' earnings and dividing by three. From December 31, 1997 through June 30, 2002, the accrual rates were as follows: Mr. Fix: 3.85% (from December 3, 2001, his date of hire, through June 30, 2002); Ms. Rosen and Mr. Storch: 2.35%; any participant ever employed by the Company in the capacity of Corporate Vice President, Senior Vice President, Executive Vice President, General Counsel or Group Vice President: 2.35%; any participant ever employed by the Company in the capacity of Division President: 1.60%.

      The Internal Revenue Code of 1986, as amended, limits the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a non-qualified Supplemental Retirement Plan to provide for the full payment of the above pensions to the extent the pension amounts exceed tax-qualified limits. The pension amounts that exceed tax-qualified limits are accounted for by the Company as an operating expense and are accrued over the expected working career of the employee.

      As a mechanism for funding the pension amounts that exceed the tax-qualified limits, in fiscal year 2000 the Company issued restricted stock to salaried employees who are projected to have an unfunded Supplemental Retirement Plan benefit greater than 20% of his/her total retirement benefit. The restricted stock was issued pursuant to the 1998 Long Term Incentive Plan ("LTIP"). The number of shares of restricted stock issued to each such employee was dependent upon his/her age in fiscal year 2000. For each such employee between ages 55 and 60, 50% of the

Supplemental Retirement Plan benefit is funded with restricted stock. For each such employee between ages 60 and 63, 75% of the obligation is funded with restricted stock, and for each such employee age 63 and older, 85% of the obligation is funded with restricted stock. Each such employee made an election to participate in this restricted stock award. At the employee's respective retirement, if the value of the restricted stock equals or exceeds the value of the supplemental benefit, the restricted stock only shall be issued. If the value of the stock is less than the calculated supplemental benefit, cash shall be used to satisfy the remaining unfunded supplemental pension benefit.

      The compensation covered by the pension benefit is based on the combined amounts set forth under the headings "Salary" (on a calendar year basis) and "Bonus" of the Summary Compensation Table. In addition, any payouts from awards of Performance Share Units (see the table on page 17 of this Proxy Statement) is added to the compensation covered by the pension benefit. The years of credited service as of June 30, 2004 for the executive officers named on the Summary Compensation Table are as follows:
Roger L. Fix, 3 years; Deborah A. Rosen, 18 years; Christian Storch, 5 years; Duane Stockburger, 7 years; and Randy Scott, 2 years.

Employment and Consulting Agreements and Change in Control Arrangements

Employment Agreements

      Mr. Fix, Ms. Rosen and Messrs. Storch, Stockburger and Scott each have employment agreements with the Company, which provide for full-time employment for Mr. Fix through December 31, 2006, for Ms. Rosen through December 31, 2005, for Mr. Storch through December 31, 2004, and for Messrs. Stockburger and Scott through June 30, 2005. Ms. Rosen's agreement is currently in the first automatic renewal period; the initial term of her agreement expired on December 31, 2002. The agreement of Mr. Scott is also in its first renewal term; the initial term of his agreement expired on June 30, 2004. The agreements of Mr. Fix, Ms. Rosen and Mr. Storch provide for automatic renewal for two consecutive three-year terms unless, under Ms. Rosen and Mr. Storch's agreements, notice of termination is given one year prior to the end of the then current term. Mr. Fix's agreement provides for a 30 day termination notice during any initial or renewal term. Mr. Scott's agreement provides for automatic one-year renewals from July 1 through June 30 of each succeeding year, unless terminated with a 30 day termination notice during any initial or renewal term. There is no renewal provision for Mr. Stockburger's agreement, which may be terminated on 90 days written notice. The agreements provide for the payment of minimum annual compensation to the executives along with participation in benefit programs available to all executives. Their respective agreements prohibit Mr. Fix, Ms. Rosen and Mr. Storch from competing with the present or future business of the Company for two years subsequent to the termination of their respective employments. The period of Messrs. Stockburger's and Scott's non-compete covenant is one year. Mr. Fix presently receives base compensation under his agreement at an annual rate of $600,000, Ms. Rosen receives $245,000, Mr. Storch receives $240,000, Mr. Stockburger receives $225,000 and Mr. Scott receives $225,000.

      The respective employment agreements of Mr. Fix, Ms. Rosen and Messrs. Storch, Stockburger and Scott contain provisions that protect the executives from termination of employment in the event of a hostile change in control as defined in their employment agreements. These provisions require, in the event of termination subsequent to such a change in control, payment of three times (one time for Messrs. Stockburger and Scott) the respective executive's then current, annual base salary and bonus, 100% vesting in all benefit plans in which the executive participates and three additional years (one year for Messrs. Stockburger and Scott) of benefit service credited to the executive under the Company's retirement plans. Additionally, all life and medical insurance plans would be continued for three years (one year for Messrs. Stockburger and Scott) for each terminated executive.

      Further, the employment agreements of Mr. Fix, Ms. Rosen and Mr. Storch contain provisions providing that, in the event of a hostile change in control as defined in their employment agreements, and if in such event the Internal Revenue Service (the "IRS") imposes an excise tax on the payments received under the respective employment agreements, then the Company will fully fund any excise tax assessed against the named executive, such that the payments received by the named executive will not be reduced by any IRS-imposed tax penalty.

                  OTHER INFORMATION CONCERNING THE COMPANY

                    BOARD OF DIRECTORS AND ITS COMMITTEES

      Six meetings of the Board of Directors were held during the fiscal year ended June 30, 2004. Each incumbent director of the Company attended at least 75% of the meetings held during the year by the Board and all committees on which the director served. In July, 2003, the Board adopted Corporate Governance Guidelines which set forth the policies and procedures for the effective performance of management duties by the Board of Directors. These Guidelines can be found on the Company's website at www.standex.com under the heading Corporate Governance.

Compensation Committee

      The Board has a Compensation Committee consisting of Messrs. Greeley (Chairman), Hogan and Muller. During fiscal 2004, the Committee held five meetings. The Committee makes recommendations to the Board on the compensation of the top management of the Company and reviews the compensation of top divisional management of the Company. Between meetings of the Board of Directors, the Committee exercises the powers of the Board pertaining to the Employee Stock Purchase Plan, the 1994 Stock Option Plan and the 1998 Long Term Incentive Plan.

Audit Committee

      Messrs. Landry (Chairman), Fenoglio and Greeley served during fiscal year 2004 on the Company's Audit Committee. All of these directors are independent as defined by the New York Stock Exchange rules. The Board of Directors has designated Messrs. Landry and Fenoglio as "audit committee financial experts" as defined by the New York Stock Exchange rules. Mr. Landry will be resigning from the Board effective on the date of the Annual Meeting of Shareholders. It is the Company's intention that he will be replaced by an independent director who will serve on the Audit Committee during fiscal year 2005. During fiscal 2004, the Committee met on eight occasions. The Audit Committee reviews, both prior to and after the audit, the Company's financial reporting function, the scope and results of the audit performed (or to be performed) by the independent auditors of the Company and the adequacy of the Company's internal controls and reports thereon to the Board of Directors. The Committee operates pursuant to a charter, which may be found on the Company's website at www.standex.com. The report of the Committee for the past fiscal year appears below.

                           Audit Committee Report

      The Audit Committee of the Board of Directors (the "Committee") is entirely made up of independent directors as defined in the New York Stork Exchange listing standards. It operates pursuant to a written charter, which may be reviewed on the Company's website at www.standex.com.

      The Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for internal controls, the financial statements and the reporting process. The independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements with U.S. generally accepted accounting principles. The Audit Committee's responsibility is to monitor and oversee these processes on behalf on the Board of Directors.

      The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor, as well as respective fees. The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services. Any other services must be specifically approved by the Audit Committee. In periods between Audit Committee meetings, the Audit Committee may delegate authority to one member to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee.

      In this context, the Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90. In addition, the Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. And, the Committee has considered whether the independent auditors' provision of non-audit services to the Company is compatible with maintaining the auditors' independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended June 30, 2004, for filing with the Securities and Exchange Commission.

                                       Audit Committee
                                       C. Kevin Landry, Chairman
                                       William R. Fenoglio
                                       Walter F. Greeley

Corporate Governance/Nominating Committee Report

      The Corporate Governance/Nominating Committee of the Board of Directors, comprised of Messrs. Muller (Chairman), Greeley and King, all of whom the Board determined to be "independent" within the meaning given to that term under the rules of the New York Stock Exchange ("NYSE"), is responsible for developing, reviewing, maintaining and recommending to the Board principles and guidelines of corporate governance for the operations of the Board and insuring the Board's compliance with applicable regulations and standards of the SEC and NYSE. The Committee also recommends to the Board candidates for consideration for Board membership.

      The Committee Charter describes its duties and responsibilities in greater detail. The Charter was adopted by the Board of Directors in July, 2003. Stockholders and others may access the Charter through the Corporate Governance section of the Company's website, which can be found at www.standex.com.

      During fiscal year 2004, the Committee met on seven occasions.

Process for Identifying and Evaluating Candidates for Director

      The Corporate Governance/Nominating Committee considers candidates for Board membership suggested by its members and other directors, as well as management and shareholders. The Committee may also retain a third party executive search firm to identify candidates. When such a search firm is engaged, the Committee sets the fees and scope of engagement. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Committee in writing using the procedures described below under Communications with Directors, attaching any supporting material the shareholder considers appropriate. Nominees recommended by shareholders are subject to the same evaluation process described herein as are all other prospective candidates.

      The Committee will review and evaluate each candidate it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee and described below, the existing composition and mix of talent and expertise on the Board, the balance between management and independent directors and other factors it deems relevant.

      Each prospective candidate will be evaluated against the standards and qualifications set forth in the Company's Corporate Governance Guidelines (found at the Company's website), as well as by criteria of preferred experiences and qualities established by the Committee. Among the qualifications the Committee prefers are various professional experience requirements (including familiarity with manufacturing, international business and financial accounting and controls) and personal qualities (including integrity, judgment, both the capacity and desire to make a significant time commitment to the Board, and a willingness to become a shareholder).

      In connection with this evaluation, the Committee decides whether to interview the prospective nominee and, if warranted, invites the President and CEO and the Chairman of the Board also to meet with prospective candidates. The Committee Chairman conducts due diligence in checking each candidate's references. After completing this evaluation and interview process, the Committee forwards all pertinent materials and makes a recommendation to the full Board in advance of a meeting in which the Committee will propose a candidate for Board action. The Board then acts on the election of the candidate or nomination for consideration of shareholders.

      While the Corporate Governance/Nominating Committee had a longstanding policy of accepting nominees for directors directly from shareholders, this informal policy had not previously been memorialized. During fiscal 2004, the Committee formalized this policy, and it now appears in the Corporate Governance Guidelines.

      During fiscal year 2004, the Committee utilized the process described above in recommending three prospective Board members to the Board of Directors. The Board appointed candidates Charles H. Cannon, Jr., and Thomas E. Chorman in May and June, 2004, respectively, and nominated Gerald
H. Fickenscher for the consideration of shareholders. Messrs. Cannon, Chorman and Fickenscher were identified initially by third party firms retained by the Committee to assist in the director search process. These three candidates, all of whom are independent, are nominated for election by the shareholders of the Company to the Board of Directors in this proxy.

Executive Sessions of Non-Management Directors

      Under the Board's Corporate Governance Guidelines, the non-management directors of the Board meet in regularly scheduled executive sessions. These scheduled sessions are generally presided over by Mr. King, Vice Chairman of the Board.

Director Attendance Policy

      It is the policy of the Board, pursuant to its Corporate Governance Guidelines, that each director has a duty to attend, whenever possible, all meetings of the Board and of each Committee on which the director serves and to review in advance all meeting materials. In addition, each director is expected to attend the Annual Meeting of Shareholders.

Committee and Director Evaluations

      Written questionnaires prepared by the Corporate Governance/Nominating Committee are used by the directors to evaluate the Board as a whole and its various Committees. The evaluation process was completed for the first time in fiscal year 2004, and it will be repeated annually. Directors submit completed questionnaires to the Chief Legal Officer, who summarizes the results without attribution, and reports the results to the Board and to each Committee. The full Board discusses summaries of the assessments and Committee evaluations with a view to enhancing the overall performance of the Board.

Communicating with Directors

      The Board of Directors welcomes shareholder input and suggestions. The Board of Directors will regard all appropriate communication from shareholders seriously and will promptly address it. The Board has adopted the following procedure for shareholders and other interested parties to contact members of the Board, its committees and the non-management directors as a group. Correspondence, addressed to any individual director, group or committee chair or the Board as a whole, should be sent c/o the Corporate Governance Officer, Standex International Corporation, 6 Manor Parkway, Salem, NH 03079. Shareholders may also communicate electronically by sending an email to Boardofdirectors@standex.com. The message line should specify the individual director, committee or group that the shareholder wishes to contact.

      All communication will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. The Corporate Governance Officer shall use discretion in declining to forward communication unrelated to the duties and responsibilities of the Board, including but not limited to communication in the nature of advertisements or promotions, employment inquiries or resumes, surveys or other forms of mass mailings. However, all communication, regardless of its nature, will be cataloged, archived and periodically reported to the Board for its information and use.

                                  CORPORATE GOVERNANCE/NOMINATING COMMITTEE

                                  H. Nicholas Muller, III, Chairman
                                  Thomas L. King
                                  Walter F. Greeley

Directors' Fees

      During fiscal 2004, the Company paid certain non-employee directors $22,000 as a retainer plus $1,000 for each Board meeting attended in person; $500 for meetings conducted telephonically. Each director also received $750 for each Committee meeting attended. Additionally, non-employee directors serving as Committee chairmen were paid $1,000 for serving in that capacity for the fiscal year. These fees were not increased from amounts paid to directors in the prior fiscal year.

Indebtedness of Management

      During fiscal year 2003, the Company prohibited executive officers and directors from participating in its Stock Option Loan Plan. Pursuant to the Sarbanes-Oxley Act of 2002, public companies (including the Company) are prohibited from making loans or otherwise extending or arranging for credit for executive officers or directors.

      All loans previously extended by the Company to executive officers or directors under its Stock Option Loan Plan have been repaid in full at market interest rates.

       PROPOSAL 2-RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has appointed the firm of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the year ending June 30, 2005. This firm and two of its predecessor firms have been auditors of the Company since 1955. While ratification by the shareholders of this appointment is not required by law or by the Company's articles of incorporation or bylaws, the Company's management believes that such ratification is desirable.

      It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders where they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                         INDEPENDENT AUDITORS' FEES

      The following table summarizes the aggregate fees billed to the Company by the independent auditor:


($ in thousands)                    2004       2003
                                    ----       ----

Audit Fees (a)                     $1,377     $  838
Audit-Related Fees (b)                 37         19
Tax Fees (c)                          872        722
All Other Fees (d)                      0         26
                                   ------     ------
      Total                        $2,286     $1,605
                                   ======     ======

--------------------
(a) Fees for audit services billed related to fiscal year 2004 consisted substantially of the following:
      * Audit of the Company's June 30, 2004 annual financial statements
      * Reviews of the Company's quarterly financial statements in fiscal year 2004
      * Initial planning of internal control attestation procedures as required by the Sarbanes-Oxley Act of 2002, Section 404 prior to the delay in effective date for the Company

      Fees for audit services billed related to fiscal year 2003 consisted substantially of the following:
      * Audit of the Company's June 30, 2003 annual financial statements
      * Reviews of the Company's quarterly financial statements in fiscal year 2003

(b) Fees for audit-related services billed related to fiscal year 2004 and 2003 consisted of the following:
      *     Agreed upon procedures related to dispositions in fiscal year
            2004
      *     Filing of SEC Form S-8 in fiscal year 2003

(c) Fees for tax services billed in 2004 and 2003 consisted substantially of tax compliance and tax planning and advice in relation to:
      *     Preparation of original and amended tax returns
      *     Support for amended R&D tax credit claims
      * Tax planning and advice services are rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. These services consisted of the following:
            *     Tax payment planning services

(d) Fees for all other services billed in 2003 consisted of permitted non-audit services, such as the following:

      * US and United Kingdom personal tax return preparation for expatriates
      *     State and Federal employee tax analysis


                                                                   2004     2003
                                                                   ----     ----

Tax Planning & Advice Fees and All Other Fees, as a percentage
 of total fees                                                     6.6%     13.4%

      The fees related to the services above were approved by the Audit Committee. The independent auditor began a Research & Development tax credit project prior to implementing the Audit Committee's pre-approval policy. Tax fees in the amount of $589,000 have been billed, and subsequently approved by the Audit Committee, related to this project. These fees are reflected in the fiscal 2004 tax fees above.

      In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Company management and the independent auditor to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission ("SEC") to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy
-------------------

      The services performed by the independent auditor in fiscal year 2004 were approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its September 2, 2003 meeting and as amended at the May 4, 2004 meeting.

      As required by the policy, annually the Audit Committee is provided a description of the services to be provided for each category and fees to be incurred. The policy describes the permitted audit, audit-related, tax, and other services that the independent auditor may perform, and the Audit Committee approves the established level of fees for the respective fiscal year. Any subsequent requests for audit, audit-related, tax and other services not previously submitted and approved by the Audit Committee for specific pre-approval may not commence until such approval has been granted.

      A quarterly status of the actual services performed to date is provided to the Audit Committee by the independent auditor. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee for services not to exceed $50,000. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted such specific pre-approval.

      A copy of the Company's Annual Report on Form 10-K has been mailed along with this Notice of Annual Meeting and Proxy Statement to shareholders. Additional copies of the Company's Annual Report on Form 10-K may be obtained, without charge, by writing to Standex International Corporation, Investor Relations Department, 6 Manor Parkway, Salem, NH 03079. Alternatively, Form 10-K may be reviewed on line at:
www.standex.com.

                               OTHER PROPOSALS

      Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to the Securities Exchange Act of 1934, the Company's executive officers, directors and persons who own more than 10% of the Company's Common Stock are required to file reports of ownership and changes in ownership in the Common Stock of the Company under Section 16(a) with the Securities and Exchange Commission and the New York Stock Exchange with copies of those reports filed with the Company.

      Based solely upon a review of the copies of the reports furnished to the Company, the Company believes that during fiscal 2004 all executive officers, directors and persons holding more than 10% of the Company's Common Stock have complied with such filing requirements, except as follows.

      In September, 2003, during the period in which certain executive officers became vested to certain Restricted Stock Units acquired in September, 2000 under the Company's Management Stock Purchase Plan ("MSPP"), an internal administrative error caused delayed reporting of the vesting aspect of the transactions, which took place on September 14, 2003 but which was not reported until September 23, 2003. The reporting protocol has been updated and corrected to ensure that this oversight will not recur. As a result, the following insiders each had an untimely filing for these MSPP vesting transactions: Ms. Rosen and Messrs. Crichton, Trainor and Stockburger.

      Further, on December 29, 2003, Directors Trainor and Crichton sold certain shares owned by them, which transactions were not reported until January 7, 2004 (for Mr. Trainor) and January 8, 2004 (for Mr. Crichton) due to communication issues caused as a result of holiday and travel schedules and unavailability of certain personnel.

      Finally, Director John Bolten, Jr. (who retired from the Board in May, 2004) had two untimely filings during the fiscal year. Mr. Bolten sold shares of Company stock on January 30, and February 12, 2004, but his financial advisors failed to apprise the Company of such transactions until February 17, 2004, when the appropriate Form 4 was filed.

                            STOCKHOLDER PROPOSALS

      Any stockholder desiring to submit a proposal for consideration at the 2005 Annual Meeting of Stockholders must submit such proposal to the Company, in writing, on or before May 16, 2005.

      In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company on or before July 29, 2005.

                                       By the Board of Directors

                                       /s/ Deborah A. Rosen

                                       Deborah A. Rosen, Secretary

September 13, 2004



                                                                  931-PS-04

                      STANDEX INTERNATIONAL CORPORATION

                       Annual Meeting of Stockholders

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR PROXY IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

                                 DETACH HERE                         ZSDX22
---------------------------------------------------------------------------

                                    PROXY

                      STANDEX INTERNATIONAL CORPORATION

                       Annual Meeting of Stockholders

         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Roger L. Fix and Deborah A. Rosen as proxies, with full power of substitution, and hereby authorizes them or any of them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Standex International Corporation (the "Company") to be held at Bank of America, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 26, 2004 at 11:00 a.m., and at any adjournments thereof, as indicated below on the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which may properly come before the meeting.

In connection with those shares (if any) held by me as a participant in the Standex Retirement Savings Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all vested shares allocated to my account under such Plan on September 7, 2004 in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors' recommendations, on all items of business to come before the Annual Meeting of Stockholders to be held on October 26, 2004 or any adjournment thereof. Under the Plan, the shares for which no signed proxy card is returned or for which voting instructions are not timely received or are improperly executed shall be voted by the trustee in the same proportions on each proposal for which properly executed instructions were timely received.

Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposal 2.

    (Important - To be Signed and Dated on Reverse Side)        SEE REVERSE
                                                                   SIDE

[LOGO] STANDEX
INTERNATIONAL CORPORATION
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694


                           -----------------------
                           |                     |
                           |                     |
                           -----------------------
              Your vote is important. Please vote immediately.

---------------------------------------------------------------------------
      Vote by Internet                              Vote by Telephone
                                     OR
Log on to the Internet and go to            Call toll-free
http://www.eproxyvote.com/sxi               1-877-PRX-VOTE (1-877-779-8683)
---------------------------------------------------------------------------

If you vote over the Internet or by telephone, please do not mail your card.

          DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL   ZSDX21
---------------------------------------------------------------------------

[x]   Please mark                                                      0931
      votes as in
      this example.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE PROPOSALS.

1.    Election of Directors.
      For one year terms expiring in 2005: Nominees:
                     (01) Thomas E. Chorman, (02) Gerald H. Fickenscher FOR AGAINST ABSTAIN Nominees: For two year terms expiring in 2006:
                     (03) Charles H. Cannon, Jr., (04) Christian Storch For three year terms expiring in 2007:Nominees:
                     (05) William R. Fenoglio, (06) Walter F. Greeley,
                     (07) Thomas L. King, (08) Deborah A. Rosen

           FOR                            WITHHELD
           ALL         [ ]                FROM ALL      [ ]
         NOMINEES                         NOMINEES

      [ ]   ------------------------------------------
            For all nominee(s) except as written above

2. To ratify the appointment by the Audit Committee of Deloitte & Touche LLP as independent auditors.

           FOR   [ ]       AGAINST   [ ]        ABSTAIN   [ ]

      To transact such other business as may come before the meeting.


                      MARK HERE IF YOU PLAN TO ATTEND THE MEETING       [ ]

                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT     [ ]

                      Sign exactly as name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys, and corporate officers should add their full titles.

Signature: ______________ Date: _____ Signature: ______________ Date: _____


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